CERTIFICATE OF DESIGNATION, NUMBER, POWERS
PREFERENCES AND RELATIVE, PARTICIPATING,
OPTIONAL, AND OTHER SPECIAL RIGHTS AND THE
QUALIFICATIONS, LIMITATIONS, RESTRICTIONS, AND
OTHER DISTINGUISHING CHARACTERISTICS OF
SERIES E PREFERRED STOCK
OF
PHOENIX INTERESTS, INC.

        It is hereby certified that:

        The name of the corporation (hereinafter called the “Corporation”) is PHOENIX INTERESTS, INC.

        The certificate of incorporation of the Corporation authorizes issuance of 20,000,000 shares of preferred stock with a par value to be determined by the board of directors and expressly vests in the board of directors of the Corporation the authority provided therein to issue any or all of said shares in one or more series and by resolution or resolutions, the designation, number, full or limited voting powers, or the denial of voting powers, preferences and relative participating, optional, and other special rights and the qualifications, limitations, restrictions, and other distinguishing characteristics of each series to be issued.

        The board of directors has previously issued a total of 5,000 shares of Series A preferred stock, 100,000 shares of Series B preferred stock, 12,000,000 shares of Series C stock, and 25,000 shares of Series D preferred stock.

        The board of directors of the Corporation, pursuant to the authority expressly vested in it as aforesaid, has adopted the following resolutions creating a Series E issue of convertible preferred stock:

        RESOLVED, that there be and hereby is authorized and created a series of preferred stock, hereby designed as the Series E convertible preferred stock, par value $0.001 per share, which shall have the voting powers, designations, preferences and relative participating, optional or other rights, if any, or the qualifications, limitations, or restrictions, set forth in such certificate of incorporation and in addition thereto, those following:

              1.       Number of Shares. The number of shares constituting the Series E preferred stock is hereby fixed at 3,000. The stated value of each share of Series E preferred stock (the “Stated Value”) is $100.

              2.       Dividends. Shares of Series E preferred stock are entitled to participate, on an as-converted basis, in any dividends declared on the common stock.

              3.       Liquidation Rights. In the event of a voluntary or involuntary liquidation, dissolution or winding up of the Corporation, holders of Series E preferred stock shall be entitled to share pari passu with the holders of shares of common stock in the assets of the Corporation, on an as converted basis, whether such assets are capital or surplus of any nature. A Reorganization (as defined in section 9) shall not be deemed to be a liquidation, dissolution or winding up within the meaning of this section 3.

              4.       Redemption. The Corporation may, on at least 14 days’ prior written notice to holders of shares of Series E preferred stock, redeem some or all of the then-outstanding shares of Series E preferred stock for a per-share redemption price, payable in cash, equal to 115% of the Stated Value, with that percentage increasing by 1.5% every month after May 4, 2005 (the “Original Issue Date”) until the date of redemption (pro rated for any period of less than a month).

              5.       Right to Convert. Any outstanding shares of Series E preferred stock may, at the option of the holder, be converted at any time or from time to time into fully paid and nonassessable shares of common stock at the conversion rate in effect at the time of conversion, determined as provided herein, except that a holder of shares of Series E preferred stock may at any given time convert only up to that number of shares of Series E preferred stock as would result in the aggregate beneficial ownership of the Corporation’s common stock (calculated in accordance with Rule 13d-3 of the Securities Exchange Act of 1934, as amended) of that holder and all persons affiliated with that holder not being more than 4.99% of the Corporation’s common stock then outstanding.

              6.       Mechanics of Conversion. (a) Before any holder of Series E preferred stock is entitled to convert shares of Series E preferred stock into shares of common stock, that holder must surrender the one or more certificates representing those shares, duly endorsed, at the office of the Corporation or of any transfer agent for the common stock and must give written notice to the Corporation at that office that the holder elects to convert the shares and must state therein the number of shares of Series E preferred stock being converted, the one or more names in which the one or more certificates representing shares of common stock are to be issued, and the one or more addresses to which any certificates representing shares of common stock are to be sent. The Corporation shall then promptly issue and deliver to that holder of Series E preferred stock the one or more certificates for the number of shares of common stock to which that holder is entitled. Those shares will be deemed to have been converted immediately before the close of business on the date of surrender of the shares of Series E preferred stock to be converted, and the one or more persons entitled to receive the shares of common stock issuable upon conversion will be treated for all purposes as the record holder or holders of those shares of common stock on that date.

                     (b) The number of shares into which one share of Series E preferred stock is convertible will be determined by dividing (1) the sum of (A) Stated Value plus (B) an amount equal to 1.5% of the Stated Value multiplied by the number of months from the Original Issue Date until the date of conversion (pro rated for any period of less than a month) by (2) the lesser of (A) $0.006 and (B) the Conversion Price at that time. For purposes of hereof, “Conversion Price” means 70% of the Closing Bid Price, and “Closing Bid Price” on a given day means the lowest closing bid price of the common stock out of the closing bid price of the common stock on each of the five immediately preceding trading days on NASDAQ or any other principal securities price quotation system or market on which prices of the common stock are reported. The percentage stated in clause (B) of clause (1) of this Section 6 (b) will increase to 2% unless the shares of common stock issued on conversion are issued under Regulation E promulgated under the Securities Act of 1933, as amended, and therefore exempt from registration under the Securities Act of 1933, as amended.

              7.       Adjustment for Stock Splits and Combinations. If the Corporation at any time, or from time to time, after the Original Issuance Date effects a subdivision of the outstanding common stock, the Conversion Price in effect immediately prior thereto will be proportionately decreased, and, conversely, if the Corporation at any time or from time to time after the Original Issuance Date combines the outstanding shares of common stock, the Conversion Price then in effect immediately before the combination will be proportionately increased. Any adjustment under this section 7 will become effective at the close of business on the date the subdivision or combination becomes effective.

              8.       Adjustments for Dividends and Distributions. (a) In the event the Corporation at any time, or from time to time, after the Original Issuance Date makes or issues, or fixes a record date for the determination of holders of common stock entitled to receive, a dividend or other distribution payable in additional shares of common stock, then and in each such event the Conversion Price then in effect will be decreased as of the time of that issuance or, in the event such a record date has been fixed, as of the close of business on that record date, by multiplying the Conversion Price then in effect by a fraction, the numerator of which is the total number of shares of common stock issued and outstanding immediately prior to the time of that issuance or the close of business on that record date and the denominator of which is the total number of shares of common stock issued and outstanding immediately prior to the time of that issuance or the close of business on that record date plus the number of shares of common stock issuable in payment of that dividend or distribution, except that if a record date has been fixed and the dividend is not fully paid or if the distribution is not fully made on the date fixed therefor, the Conversion Price will be recomputed accordingly as of the close of business on the record date and thereafter the Conversion Price will be adjusted in accordance with this section 8 as of the time of actual payment of the dividends or distributions.

                     (b) If the Corporation at any time or from time to time makes or issues, or fixes a record date for the determination of holders of common stock entitled to receive, a dividend or other distribution payable in securities of the Corporation or any of its subsidiaries other than additional shares of common stock, then in each such event holders of Series E preferred stock will be entitled to receive, upon conversion, the securities of the Corporation that they would have received had they been the owners on the date of that event of the number of shares of common stock issuable to them upon conversion.

              9.       Reorganizations, Merger, Consolidation, or Sale of Assets. If at any time or from time to time there occurs a capital reorganization of the common stock (other than a subdivision, combination, reclassification or exchange of shares provided for elsewhere herein) or a merger or consolidation of the Corporation with or into another corporation, or the sale of all or substantially all of the Corporation’s properties and assets to any other person (each, a “Reorganization”), then, as a part of that Reorganization, holders of the Series E preferred stock will thereafter be entitled to receive upon conversion of shares of Series E preferred stock the number of shares of stock or other securities or property of the Corporation or of the successor corporation resulting from that Reorganization to which a holder of common stock deliverable upon conversion would have been entitled on that Reorganization. In any such case, appropriate adjustment will be made in the application of the provisions hereof relating to conversion with respect to the rights of the holders of shares of Series E preferred stock after the Reorganization to the end that those provisions (including adjustment of the Conversion Price then in effect and the number of shares purchasable upon conversion of the Series E preferred stock) are applicable after that event as nearly equivalent as may be practicable.

              10.       Certificates as to Adjustment. In each case of an adjustment or readjustment of the Conversion Price, the Corporation shall compute that adjustment or readjustment in accordance herewith and shall cause its chief financial officer to prepare and sign a certificate showing that adjustment or readjustment and shall mail that certificate by first class mail, postage prepaid, to each registered holder of shares of Series E preferred stock at the holder’s address as shown in the Corporation’s books. The certificate shall state that adjustment or readjustment, showing in detail the facts on which that adjustment or readjustment is based.

              11.       Notice of Record Date. If the Corporation takes a record of the holders of any class of securities for the purpose of determining those holders who are entitled to receive any dividend (other than a cash dividend) or other distribution, any security or right convertible into or entitling the holder to receive additional shares of common stock, or any right to subscribe for, purchase, or otherwise acquire any shares of stock of any class or any other securities or property, or to receive any other right, the Corporation shall mail to each holder of shares of Series E preferred stock at least ten days prior to the date specified therein a notice specifying the date on which any such record is to be taken for the purpose of that dividend, distribution, security, or right and the amount and character of that dividend, distribution, security, or right.

              12.       No Fractional Shares. No fractional shares of common stock will be issued on conversion of shares of Series E preferred stock. Instead, any fractional share will be rounded up to the nearest whole share. All shares of common stock (including fractions thereof) issuable upon conversion of more than one share of Series E preferred stock by a holder thereof shall be aggregated for purposes of determining whether the conversion would result in the issuance of any fractional share.

              13.       Reservation of Stock. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of common stock, solely for the purpose of effecting the conversion of shares of the Series E preferred stock, a sufficient number of shares of common stock to effect the conversion of all outstanding shares of Series E preferred stock, and if at any time the number of authorized but unissued shares of common stock is not sufficient to effect the conversion of all then outstanding shares of Series E preferred stock, the Corporation shall take such corporate action as is, in the opinion of its counsel, necessary to increase the authorized but unissued shares of common stock to a number of shares that is sufficient for that purpose.

              14.       Notices. Any notice or other communication required or permitted to be given hereunder shall be in writing and shall be effective (1) on hand delivery or delivery by telecopy or facsimile at the address or number designated below (if delivered on a business day during normal business hours where such notice is to be received), or the first business day following such delivery (if delivered other than on a business day during normal business hours where such notice is to be received) or (2) on the second business day following the date of mailing by express courier service, fully prepaid, addressed to such address, or upon actual receipt of such mailing, whichever shall first occur. The addresses for such communications shall be:

                     to the Corporation:

                     Phoenix Interests, Inc.
                     One RiverPointe Plaza, No. 706
                     Jeffersonville, IN 47131
                     Telephone: (502) 584-4434
                     Facsimile (812) 282-2152

                     to any holder of shares of Series E preferred stock:

                     At the address set forth on the books and records
                     of the Corporation or as specified in writing by that holder.

                     (b) The Corporation may change its address for notices by giving at least ten days’ written notice to all holders of shares of Series E preferred stock.

              15.       Payment of Taxes. The Corporation will pay all transfer taxes and other governmental charges that may be imposed in respect of the issue or delivery of shares of common stock upon conversion of shares of Series E preferred stock.

              16.       No Circumvention. The Corporation shall not amend its certificate of incorporation, or participate in any Reorganization, dissolution, issue or sale of securities, or any other voluntary action for the purpose of avoiding or seeking to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation.

              17.       Voting. Except as otherwise required by law, holder of shares of Series E preferred stock will vote together with the common stock, with each share of Series E preferred stock being entitled to one vote.

        Executed as of May 4, 2005.

                                                            PHOENIX INTERESTS, INC.

By:	/s/ James D. Tilton, Jr.
James D. Tilton, Jr. President